UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

AVEXIS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37693	90-1038273
(Commission File No.)	(IRS Employer Identification No.)

2275 Half Day Rd, Suite 160

Bannockburn, Illinois 60015

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (847) 572-8280

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2016 Bonus Plan

On June 20, 2016, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of AveXis, Inc. (the “Company”) approved the Company’s 2016 Bonus Plan (the “Bonus Plan”).  The Bonus Plan provides the Company’s employees, including the Company’s executive officers, the opportunity to earn a cash bonus based upon the achievement of certain performance goals.  The Bonus Plan is effective for the Company’s fiscal year ending December 31, 2016.  The executive officers that are eligible for the Bonus Plan are: Sean Nolan, the Company’s President and Chief Executive Officer, Thomas Dee, the Company’s Chief Financial Officer, Sukumar Nagendran, the Company’s Senior Vice President and Chief Medical Officer, Andrew Knudten, the Company’s Chief Regulatory and Quality Officer, James L’Italien, the Company’s Senior Vice President, Manufacturing and Supply Chain and Brian Kaspar, the Company’s Chief Scientific Officer.

Cash bonuses, if any, awarded under the Bonus Plan will be determined by the Committee and will be primarily determined based on the Company’s achievement of specified corporate goals, and then may be modified by an employee’s achievement of individual performance goals.  The corporate performance goals relate to specified product development, research and development, organizational and financial/budgetary measures.  The individual performance modifier will range from 0% to 150% based on an assessment of employee individual performance.

Target bonus amounts are based on a percentage of each employee’s base salary, as set forth in such employee’s employment agreement.  The target percentage for Mr. Nolan is 50% of base salary, and the target percentage for each of Drs. Nagendran, L’Italien and Kaspar and Messrs. Dee and Knudten is 40% of base salary.

Chief Executive Officer Base Salary

On June 20, 2016, the Committee approved an increase to the annual base salary of the Company’s chief executive officer, Sean P. Nolan, to $500,000, effective July 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2016	AVEXIS, INC.

	By:	/s/ Sean P. Nolan
Sean P. Nolan
President and Chief Executive Officer